Exhibit 23(p) (1)

                                 CODE OF ETHICS
        OF THE PENN STREET FUND, INC. & CITCO MUTUAL FUND ADVISORS, INC.
                    AS AMENDED AND RESTATED JANUARY 30, 2004

I.    INTRODUCTION

      This Code of Ethics has been adopted by The Penn Street Fund, Inc. on behalf of itself and its series (collectively, the "Company") and Citco Mutual Advisers, Inc., the Company's investment adviser (the "Adviser") in compliance with Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company may abuse their fiduciary duties to the Company, and to deal with other types of conflict-of-interest situations to which the Rule is addressed.

      The Rule makes it "unlawful" for certain persons who have affiliations with the Company and the Adviser to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by the Company. This Code of Ethics is intended to establish policies and procedures designed to insure that persons subject to this Code of Ethics and the Rule do not use any information concerning the investments or investment intentions of the Company, or his or her ability to influence such investment related information, for personal gain or in a manner detrimental to the interests of the Company.

                                 II. PRINCIPLES

      This Code of Ethics acknowledges the general fiduciary principles that persons affiliated with the Company:

            (A) have the duty at all times to place the interests of Company shareholders first;

            (B) must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person's position of trust and responsibility; and

            (C) should not take inappropriate advantage of their positions in relation to the Company.

III.  DEFINITIONS (AS USED HEREIN)

      "Access Person" means any director, officer, general partner or Advisory Person of the Company or the Adviser to the Company.

"Advisory Person" means:

            (1) Any employee of the Company or the Adviser to the Company (or of any company in a control relationship to the Company or the Adviser to the Company) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

            (2) Any natural person in a control relationship to the Company or the Adviser to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

"Affiliated Person" means:

            (1) Any officer, director, partner or employee of the Company or the Adviser;

            (2) any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or the Adviser;

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            (3)   any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by the Company or the Adviser; and

            (4) any person directly or indirectly controlling, controlled by, or under common control with the Company or the Adviser.

"Beneficial Interest" means:

      any interest by which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a security, except such interests as Clearing Officers shall determine to be too remote for the purpose of this Code of Ethics. A transaction in which an Access Person acquires or disposes of a security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a "personal securities" transaction or as a transaction for the person's "own account".

      At the written request of a person subject to this Code of Ethics, the Clearing Officers, in their sole discretion or with the advice of counsel, may from time to time issue written interpretations as to whether an Access Person has a "Beneficial Interest" in a security or a transaction, and whether a transaction is or would be considered to be a "personal securities" transaction or a transaction "for the person's own" account for purposes of the reporting requirements under this Code. Any such written interpretations shall be included as an appendix attached to and incorporated by reference into this Code of Ethics, and may be relied upon solely by the person seeking such interpretations.

"Clearing Officers" means any two officers of the Company who are not:

            (1)   parties to the transaction;

            (2)   related by blood or marriage to a party to the transaction;
                  and

            (3) interested in or affiliated persons of the issuer of the securities at issue.

      "Control" means the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

      "Covered Security" means all stock, debt obligations and other instruments comprising the investments of the Company, including any warrant or option to acquire or sell a security, and financial futures contracts, except that it does not include:

            (1)   Direct obligations of the Government of the United States;

            (2) Banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and

            (3) Shares issued by open-end funds other than shares issued by the Company.

      References to a "Security" in this Code of Ethics shall include any warrant for, option in, or security convertible into that Security.

      "Fund" means an investment company registered under the Act, and includes the Company.

"Investment Person" means:

            (1)   A Portfolio Manager.

            (2) A securities analyst or trader who provides information and advice to Portfolio Managers or helps execute a Portfolio Manager's decisions.

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            (3)   Any employee of the Company or the Adviser (or of any company in a control relationship to the Company or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company.

            (4) Any natural person who controls the Company or the Adviser and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

      "Portfolio Manager" means an individual entrusted with the direct responsibility and authority, either solely as an individual or jointly as part of a team, to make investment decisions affecting the Company.

      A "security held or to be acquired" by the Company means any Covered Security which, within the most recent 15 calendar days: (i) is or has been held by the Company; or (ii) is being or has been considered by the Company or the Adviser for purchase by the Company.

      A security is "being considered for purchase or sale" from the time an order is given by or on behalf of the Company to the order room of the Adviser, if applicable, until all orders with respect to that security are completed or withdrawn.

                            IV. GENERAL PROHIBITIONS

      The specific provisions and reporting requirements of the Rule and this Code of Ethics are concerned primarily with those investment activities of ACCESS PERSONS who are associated with the Company and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Company. However, the Rule and this Code of Ethics shall also apply to all AFFILIATED PERSONS of the Company and the Adviser ("Covered Persons"), unless specifically stated otherwise.

      The Rule makes it "unlawful" for COVERED PERSONS to, directly or indirectly, in connection with the purchase or sale of a "security held or to be acquired" by the Company:

            (i)   employ any device, scheme or artifice to defraud the Company;
                  or

            (ii) make to the Company or the Adviser any untrue statement of material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

            (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

            (iv) engage in any manipulative practice with respect to the Company.

V.    PROHIBITED TRANSACTIONS AND OTHER MATTERS

      BLACKOUT PERIOD

      Subject to any additional limiting requirements that may be set forth below and with respect to the particular series of the Company ("Series") that the Portfolio Manager is responsible for, a Portfolio Manager may not purchase or sell any Covered Security within seven (7) days before or after the purchase or sale of that security by the Series. Any profits realized with respect to such purchase or sale shall be disgorged.

      B. No Access Person may purchase or sell any Security in which he or she has or thereby acquires Beneficial Ownership with actual knowledge that, at the same time, such security is "being considered for purchase or sale" by the Company or that such security is the subject of an outstanding purchase or sale order on behalf of the Company.

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      C. INITIAL PUBLIC OFFERINGS. No Investment Person may acquire a Security as part of an initial public offering.

      D. PRIVATE PLACEMENTS

            (i) An INVESTMENT PERSON may not acquire any security in a private placement, unless such INVESTMENT PERSON (1) obtains advance written clearance of such transaction by two Clearing Officers and (2) reports to the Company the information described in Paragraph VI of this Code of Ethics.

            (ii) An INVESTMENT PERSON who has been authorized to acquire securities in a private placement offering shall be required to disclose that investment to the Company and the appropriate Adviser whenever such INVESTMENT PERSON participates, either directly or indirectly, in subsequent consideration of an investment in the issuer by any Series of the Company.

            (iii) In the event that aN INVESTMENT PERSON has been given approval to acquire securities in a private placement offering, any decision of the Company to purchase securities of the issuer of such private placement offering shall be subject to prior review by the Company's independent Directors who have no personal interest in the issuer.

      E. BAN ON SHORT - TERM TRADING PROFITS

            An INVESTMENT PERSON may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be disgorged.

      F. GIFTS

            AN INVESTMENT PERSON may not accept any gift or other thing with a value of more than $100 from any person or entity that does business with or on behalf of the Company and/or the Adviser (including, but not limited to, broker-dealers that trade or make markets in portfolio securities bought and sold by or on behalf of the Company, the Company's auditor, or the Company's printer).

      G. SERVICE AS A DIRECTOR TO OTHER PUBLIC COMPANIES

            AN INVESTMENT PERSON may not serve on the board of directors of any publicly traded company, without prior authorization of a majority of the Company's Board of Directors, which authorization shall be specifically based upon a determination that the board service would be consistent with the interests of the Company and its shareholders. If and when such board service is authorized, the INVESTMENT PERSON serving as a director will be isolated from other INVESTMENT PERSONS who make investment decisions involving that company through "Chinese Wall" or other procedures.

VI.   ADVANCE CLEARANCE REQUIREMENT

      A. PROCEDURES

            (1)   From Whom Obtained

            Persons who desire to enter into personal securities transactions in transactions requiring prior approval under paragraph V above, must obtain the written approval of any two Clearing Officers prior to entering into such transactions.

            (2)   Time of Clearance

            Transaction clearances must be obtained not more than three (3) days prior to the transaction. If the trade is not made within three (3) days of the date of clearance, a new clearance must be obtained.

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            (3)   Form

            Persons seeking authorization to enter into transactions requiring prior clearance shall complete and sign a form approved for that purpose by the Company, which form shall set forth the details of the proposed transaction. An example of such form is annexed hereto as Schedule A ("Clearance Forms"). Upon obtaining authorization to enter into the subject transaction, the Clearing Officers authorizing the transaction shall affix their signatures to the Clearance Form to indicate such approval.

            (4)   Filing

            Copies of all completed Clearance Forms, with all required signatures, shall be retained by the Administrator of this Code of Ethics in accordance with the record keeping requirements set forth in Section XII of this Code of Ethics.

      B.    FACTORS CONSIDERED IN CLEARANCE OF PERSONAL TRANSACTIONS

            Clearing Officers may refuse to grant clearance of a personal transaction in their sole discretion without being required to specify any reason for the refusal. Generally, Clearing Officers will consider the following factors in determining whether or not to authorize a proposed transaction:

            (1) Whether the amount or nature of the transaction, or person entering into the transaction, is likely to affect the price or market for the Security;

            (2) Whether the transaction is unlikely to affect a highly institutional market;

            (3)   Whether the potential harm to the Company is remote;

            (4) Whether the opportunity is being offered to the INVESTMENT PERSON by virtue of his or her position with the Company.

            (5) Whether the transaction is clearly related economically to a Security or Securities being considered for purchase or sale by the Company;

            (6) Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales in the same or similar security being made or being considered by the Company; and

            (7) Whether the security proposed to be purchased or sold is one that would qualify for purchase or sale by the Company.

VII.  EXEMPT TRANSACTIONS

      Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:

      (A) Purchases, sales or other acquisitions or dispositions of Securities for an account over which the person has no direct influence or control and does not exercise indirect influence or control;

      (B) Purchases, sales or other acquisitions or dispositions of securities which are not eligible for purchase or sale by any portfolio of the Company;6

      (C)   Involuntary purchases or sales;

      (D)   Purchases which are part of an automatic dividend reinvestment plan;

      (E) Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights; and

      (F) Transactions which receive the express written approval and pre-clearance in accordance with Section VI of this Code because the transaction will not occasion the improper use of the Company's proprietary information or an abuse of the individual's position of trust and responsibility to the Company.


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6 Unless a security is clearly ineligible for purchase or sale by any portfolio of the Company, Access Persons should seek pre-clearance of any proposed transaction.

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VIII. REPORTING OF SECURITIES TRANSACTIONS

A.    REPORTING REQUIREMENTS OF ACCESS PERSONS

      (1) Reports Required: Unless specifically excepted by other provisions of this Code of Ethics, every ACCESS PERSON of the Company and Adviser must provide to each entity's Administrator of this Code of Ethics, as applicable, the following reports:

            (a) Initial Holdings Reports- Not later than ten (10) days after a person becomes an ACCESS PERSON, such person shall complete, sign and deliver to the Company or the Adviser, as applicable, an Initial Holdings Report, a form of which is attached to this Code of Ethics as Schedule B; except that

            (b) Quarterly Transaction Reports- Not later than ten (10) days after the end of each calendar quarter, each ACCESS PERSON shall make a written report ("Quarterly Transaction Report"), a form of which is attached to this Code of Ethics as Schedule C, to the Administrator of this Code of Ethics and the Company or Adviser, as applicable, which;

                  (1) With respect to any transaction during the previous calendar quarter in a Covered Security in which the ACCESS PERSON had any direct or indirect Beneficial Ownership, contains the following information:

                        (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                        (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (iii) The price of the Covered Security at which the
                              transaction was effected;

                        (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

                        (v) The date that the report is submitted by the ACCESS PERSON.

                  (2) With respect to any account established by the ACCESS PERSON in which any securities were held during the previous quarter for the direct or indirect benefit or the ACCESS PERSON, contains the following information:

                        (ii) The name of the broker, dealer or bank with whom the ACCESS PERSON established the account;

                        (iii) The date the account was established; and

                        (iv) The date that the report is submitted by the ACCESS PERSON. (c)

            (d) Annual Holding Reports - Not later than thirty (30) days after the end of the Company's calendar year end, each ACCESS PERSON shall make a written report, a form of which is attached to this Code of Ethics as Schedule D ("Annual Holdings Report"), to the Administrator of this Code of Ethics and the Company or Adviser, as applicable, which:

                  (1) Sets forth the title, number of shares and principal amount of each Covered Security in which the ACCESS PERSON had any direct or indirect beneficial ownership;

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                  (2)   Sets forth the name of any broker, dealer or bank with
                        whom the ACCESS PERSON maintains an account in which any securities are held for the direct or indirect benefit of the ACCESS PERSON;

                  (3) Contains the date that the report is submitted by the ACCESS PERSON; and

                  (4) States that the information contained in the Annual Holdings Report is current as of a date not greater than thirty (30) days prior to the date the report was submitted.

            (d) Annual Certification - Each Access Person other than Independent Directors of the Company (as defined below) shall certify annually that he or she has (i) read and understands the Code and that he or she is subject to the Code, (ii) complied with the requirements of the Code and (iii) disclosed all personal securities transactions and holdings required to be disclosed or reported pursuant to the Code.

B.    EXEMPTIONS FROM REPORTING

      (1) A person need not make an Initial or Annual Holdings Report with respect to transactions or holdings effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

      (2) A Director of the Company who is not an "interested person" of the Company (an "Independent Director"), as such term is defined in
            Section 2(a)(19) of the Act, and who would otherwise be required to make a report solely by reason of being an Independent Director of the Company, need not make:

            (a)   An Initial Holdings Report or an Annual Holdings Report; or

            (b) A Quarterly Transaction Report, unless the Director knew, or in the ordinary course of fulfilling his or her official duties as a Director should have known, that at the time of his or her transaction or during the fifteen (15) day period immediately before or after the Director's transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or an Adviser considered purchasing or selling the Covered Security.

      (3) An ACCESS PERSON need not make a Quarterly Transaction Report if the Report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the ACCESS PERSON for the applicable quarterly reporting period, but only if such broker trade confirmations or account statements contain ALL of the information required to be reported in the Quarterly Transaction Reports.

C.    RESPONSIBILITY TO REPORT.

      The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Company to facilitate the reporting process does not change or alter that responsibility.

D.    WHERE TO FILE REPORT

      All reports must be filed with the Administrator of this Code of Ethics.

IX. CONFIDENTIALITY OF COMPANY TRANSACTIONS

      Until disclosed in a public report to shareholders or to the SEC in the normal course of the Company's business, all information concerning Securities currently held or "being considered for purchase or sale" by the Company shall be kept confidential by all ACCESS PERSONS and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Administrator of this Code of Ethics to report any inadequacy found by him or her to the Board of Directors of the Company or any committee appointed by the Board to deal with such information.

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                                  X. SANCTIONS

      Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Company as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code of Ethics which may include suspension or termination of employment, a letter of censure and/or disgorgement of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person. Sanctions for violation of this Code of Ethics by a Director of the Company will be determined by a majority vote of its Independent Directors.

XI.   ADMINISTRATION AND CONSTRUCTION

      (A) The administration of this Code of Ethics shall be the responsibility of the Administrator of the Company and the Adviser who shall serve as the "Administrator" of this Code of Ethics. The Administrator shall designate a "Responsible Person" to perform the duties required of the Administrator of this Code.

      (B)   The duties of such Administrator shall include:

            (1) Continuous maintenance of a current list of the names of all ACCESS PERSONS with an appropriate description of their title or employment;

            (2) Providing each COVERED PERSON a copy of this Code of Ethics and informing them of their duties and obligations hereunder, and assuring that COVERED PERSONS who are not ACCESS PERSONS are familiar with applicable requirements of this Code of Ethics;

            (3) Supervising the implementation of this Code of Ethics by the Adviser and the enforcement of the terms hereof by the Adviser;

            (4) Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

            (5) Preparing listings of all transactions effected by any ACCESS PERSON within fifteen (15) days of the date on which the same security was held, purchased or sold by the Company;

            (6) Determining whether any particular securities transaction should be exempted pursuant to the provisions of this Code of Ethics;

            (7) Issuing either personally, or with the assistance of counsel as may be appropriate, an interpretation of this Code of Ethics which may appear consistent with the objectives of the Rule and of this Code of Ethics;

            (8) Conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code of Ethics to the Board of Directors of the Company or any Committee appointed by them to deal with such information;

            (9) Submitting a quarterly report to the Directors of the Company containing a description of any violation and the sanction imposed; transactions which suggest a possibility of a violation, and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code of Ethics.

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            (10)  Submitting an annual certification to the Directors of the
                  Company from the Company, the Adviser and the Company's principal underwriter that they have adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics.

XII.  REQUIRED RECORDS

      The Administrator shall maintain or cause to be maintained in an easily accessible place, the following records:

      (A) A copy of this and any other Code of Ethics adopted pursuant to the Rule which has been in effect during the past five (5) years;

      (B) A record of any violation of such Codes of Ethics and of any action taken as a result of such violation;

      (C) A copy of each report made by the Administrator within two (2) years from the end of the fiscal year of the Company in which such report and interpretation is made or issued and for an additional three (3) years in a place which need not be easily accessible;

      (D) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics; and

      (E) A copy of all Initial Holdings Reports, Quarterly Transactions Reports, and Annual Holdings Reports submitted within the last five
            (5) years, the first two (2) years in an easily accessible place.

XIII. AMENDMENTS AND MODIFICATIONS

      This Code of Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the Independent Directors of the Company.


Adopted by the Boards of Directors of
The Penn Street Fund, Inc.


/s/ G. Michael Mara
---------------------------------
G. Michael Mara, President



Adopted by the Boards of Directors of
Citco-Quaker Fund Advisors, Inc.


/s/ John A. Lukan
---------------------------------
John A. Lukan, Chairman


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